                                                                 Exhibit 99.2


May 9, 2003


Dear Shareholder:

Our share price has recently hit new lows; we've licensed our NovArs fuel cell technology to Ballard Power Systems - the industry leader, and collected some badly needed cash. These two statements seem to contrast sharply, and some explanations are in order. This is written in an attempt to clarify our status.

Over the past five years, Manhattan Scientifics has produced promising technology. Our NovArs fuel cell works efficiently and is being commercialized. The Ballard transaction will hopefully become a wake-up call to all those in the industry in need of an efficient mid-range fuel cell that works. In addition to the Ballard license, we recently won a competition to build a 700 watt fuel cell for a US Army personal transportation project. This was designated a winner by the Army to build up to five 700 watt fuel cells as a part of a foreign technology evaluation.

Bob Hockaday has shown the potential power and usefulness of a micro fuel cell. Novint Technologies is revenue-producing, self-sustaining and has real potential. These R&D results have been achieved on a virtual shoestring over the past five years.

SO WHAT'S WRONG? Unfortunately we have been unsuccessful in translating these technical achievements into revenue producing business through joint venturing or licensing with deep-pocket corporate industrial partners. Our business model was always to identify invention, patent, prototype, demonstrate, find early adaptors, then commercialize in some form of partnerships with manufacturers.

We've met with companies across the USA and throughout the world in an attempt to finance serious business ventures to commercialize our technology. But so far we have not been able to conclude a meaningful transaction apart from the recent license to Ballard.

LACK OF CAPITAL Because of our inability to commercialize and our inability to access the capital-markets, our company is in a difficult financial position. The recent Ballard payment took some pressure off us, as did the sale of our New Mexico Software assets, which provided additional cash and enabled us to retire a portion of our third-party debt.

Our two senior officers, Jack Harrod and myself, have invested and/or personally guaranteed obligations of MHTX totaling some $900,000. These loans by company officers have been past due for several years. In addition, we find ourselves subsidizing operations and filling in the cash-crunch gaps when they occur. But we've just about exhausted our personal abilities to subsidize Manhattan Scientifics.

Insurance Concerns
We came close to losing our Directors and Officers (D&O) insurance and we had to cut coverage back significantly due to its cost. The annual premium already exceeds six figures. This is a major burden for a company with a budget as austere as ours. Without such insurance it would not be possible to maintain a board of directors as required by the regulators.

Listing on the OTC Bulletin Board
Recently we've had to wear an "E" at the end of our symbol. So when looking us up you need to request: MHTXE. This is an indication that we were not able to file our required audited financials on time. Here again we have not been able to pay our auditors, Richard A. Eisner Co. and the independent accounting laws prevent their continuing to service us with audits until they are paid. We have not had sufficient cash to pay them for the 2002 audit. Accordingly, we will be removed from the OTC Bulletin Board and expect to trade on the Electronic Pink Sheets where we are already quoted. (www.pinksheets.com). We recognize that this is a lesser quality market but there is not much we can do about it. We are preserving our cash for essential needs.

Despite these serious problems, we are still working to realize the potential of our technologies. We are aggressively seeking new investment capital. We need to do this to avoid insolvency or bankruptcy. The recent receipt of the Ballard $300,000 cash plus another $100,000 from the sale of NMXS shares in our inventory went a long way to calming things down, paying our bills, etc. taking some pressure off us. But the fundamental problem still exists; the need for capital and the need to commercialize our inventions.

Austerity Budgets, Running on Fumes
We've never spent money loosely. We've never paid management cash salaries. We recently moved our New York office to the Chrysler Building at 405 Lexington Avenue and cut our rent from $5,500 to $1,000 per month. Other economies have been made - phones, legal costs, general overhead - all have been reduced. We eliminated our entire German overhead and much of our Los Alamos overhead. We own the technologies we bought and paid for. We own the patents and the intellectual property. There is no longer a need to maintain extensive facilities and people. We can access them on an "as needed" basis to build prototypes, run tests, attend business meetings and demonstrations, whatever our needs are. Thus we've slashed our budgets, determined to survive.

Future Prospects
Some early conversations are underway with investors who admire our technology and who may want to explore ways to acquire parts of it. Several criteria required by potential investors include a strong capital structure and a clean, debt-free balance sheet. Our professional advisors are considering ways to accomplish this.

Our Novint Technologies affiliate is also considering separate private or public financing as a method of growing their operations because they can no longer depend upon capital infusions from Manhattan Scientifics.

Personal Belief and Long Term Goal
I believe we still have a respectable chance of commercializing some or all of our technologies. The NovArs/ Ballard transaction may become a trendsetter. But near term we must work our way through the problems I have described. Manhattan Scientifics has always been a high-risk-high-reward investment. The risk side is increasing due to our inability to access capital. But we remain determined to survive and succeed.

Assuming we are able to resolve the pressure on our finances, we will continue to review emerging, remarkable, disruptive technologies from the U.S. Government labs in Northern New Mexico and elsewhere with a view towards pursuing our business model to acquire and commercialize.

I will continue to keep you informed of relevant developments.

Sincerely,


Marvin Maslow, CEO

The foregoing letter contains forward-looking statements (including expectation of future events), which are subject to risks, and uncertainty, which may be beyond the company's control. Actual results could differ materially for many reasons including but not limited to completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate.